Exhibit 10(z)

Execution copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of November 24, 2019, by and between Carolina Dybeck Happe (“you”) and General Electric Company (the “Company”). Your employment will be subject to the terms and conditions set forth herein.

1.Employment as Chief Financial Officer.

(a)    Effective on or around February 3, 2020, you will begin your employment with the Company as Senior Vice President and Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer (the “Effective Date”). You agree to perform such duties and services as the CEO or the Board may, from time to time, reasonably assign to you consistent with your position.

(b)    You agree that you will serve the Company faithfully, diligently and to the best of your ability, that you will devote all of your business time, energy and skills exclusively to the business and affairs of the Company, and that you will not participate in any activity detrimental to the best interests of the Company. Notwithstanding the foregoing, you may participate in any charitable, civic or community activities, so long as such activities do not interfere with the performance of your services hereunder and are approved in accordance with the Company’s normal procedures, but you may not participate in any other business activity, or serve on any corporate or industry boards, without the consent of the CEO.

(c)    Your principal office will be in Boston, MA, but you will travel to other locations as necessary to fulfill your employment obligations under this Agreement.

2.Compensation.    As full compensation for all services provided and duties performed, you will receive the following:

(a)    Base Salary. You will receive an annual base salary of $1,500,000 (“Base Salary”), payable by the Company in accordance with its normal payroll practices.

(b)    Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus (each, an “Annual Bonus”), under the Company’s Annual Executive Incentive Program or any successor or replacement program, with each year’s Annual Bonus having a target of 125% of your Base Salary (“AEIP Target”), which shall be determined and paid in accordance with the Company’s normal procedures.

(c)    Long Term Incentive Award. You will be eligible to participate in the Company’s annual long-term incentive equity grant program beginning with the 2020 performance year. Your annual long-term incentive award (“LTIP Award”) will have a targeted grant fair value of $5,000,000 (“LTIP Target”). For 2020, your LTIP Award will be approved and granted at the first meeting of the Management Development and Compensation Committee after the

Effective Date. The awards shall be delivered in equity (RSUs, stock options and/or performance stock units) and have terms and conditions, including the mix of equity and vesting schedule, consistent with awards made to other similarly situated officers of the Company.

(d)    New Hire Award. As further consideration for your joining the Company, and in recognition of the value of the long-term incentive and bonus you stand to forfeit with your current employer, an award of stock options with a grant date fair market value of $8,000,000 (as determined using standard Black-Scholes methodologies and otherwise in accordance with normal Company procedures for options granted to C-suite executives) (together, the “New Hire Option”). The New Hire Option will be granted as of the Effective Date and will vest in a single tranche on the fourth anniversary of the Effective Date. The terms and conditions for this award shall be in accordance with the Company’s standard grant provisions for similarly situated officers of the Company and as otherwise expressly stated below.

(e)    Employee Benefits. You will be eligible to participate in all employee benefit plans generally available to similarly situated officers of the Company. In addition, you will receive all relocation benefits and services set forth in the Company’s Globally Mobile Employees Program currently in place (the “GME Program”). The relocation benefits and services will be provided in accordance with the terms of the GME Program, except as otherwise set forth below, and will be provided through December 31, 2023, except as otherwise set forth below. These benefits include the following:

(i)    Relocation benefits associated with your move to Boston, including but not limited to the payment of, or reimbursement for, house hunting trips, living costs (capped at $15,000/month), destination services and household goods shipment, and a transfer allowance of $20,000;

(ii)    Immigration support services provided to you and your accompanying dependents;

(iii)    Children’s education support (i.e., tuition reimbursement) for your accompanying dependent children through the end of the 2023-2024 academic year;

(iv)    Tax equalization through December 31, 2026; except that your right to tax equalization on your private source income (“PSI”, which is more fully described in the GME Program) will be capped at $300,000; and

(v)    Tax planning and preparation services (including host country tax orientation and home and host country income tax preparation).

(f)    Legal Fees. The Company shall pay, directly to your attorneys, within 30 days following your execution of this Agreement and the submission of appropriate supporting documentation, up to $25,000 for reasonable attorneys’ fees and expenses incurred in connection with the review, negotiation, drafting and execution of this Agreement and related agreements and arrangements.

3.Termination. Your employment with the Company shall be “at-will” and may be terminated hereunder by you, the Company, or the Board at any time and for any reason, subject to the terms of this Agreement. Upon termination of your Employment, you shall be entitled to the compensation and benefits described in this Section, and shall have no further rights to any compensation or any other benefits from the Company.

(a)    Termination for Cause, Without Good Reason, Death or Disability.

(i)    Your employment hereunder may be terminated by the Company or the Board for Cause or by you without Good Reason. If your employment is terminated by the Company or the Board for Cause or by you without Good Reason, or due to your death or disability, you shall be entitled to receive: (A) any accrued but unpaid Base Salary which shall be paid in accordance with the Company’s regular payroll procedures;
(B) reimbursement for properly incurred and unreimbursed business expenses, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (C) such employee benefits (including equity compensation), if any, to which you may be entitled under the Company’s employee benefit plans; provided, however, in no event shall you be entitled to the vesting of any unvested equity or any payments in the nature of severance or termination payment (collectively referred to as the “Accrued Amounts”).

(ii)    In the event you terminate your employment without Good Reason on or before December 31, 2021, you will be required to repay any GME benefits provided by the Company under Section 2(e)(i).

(b)    Termination Without Cause or for Good Reason.    Your employment hereunder may be terminated by you for Good Reason or by the Company or the Board without Cause. In the event of such termination, you shall be entitled to receive the Accrued Amounts and, subject to your compliance with your obligations under this Agreement and your execution of a release of claims in favor of the Company and its respective officers and directors substantially in the form attached hereto as Exhibit A (the “Release”), you shall be entitled to receive:

(i)    If the Termination Date occurs on or before December 31, 2023, the New Hire Option shall immediately accelerate, vest and be exercisable in full, and shall remain exercisable through the end of the second calendar year following the the year in which the termination occurs (or such longer post-termination exercise period as may be provided in the applicable award agreement) .

(ii)    If the Termination Date occurs on or before December 31, 2023, then all then-outstanding unvested LTIP Awards shall immediately accelerate and vest in full, and any option granted in connection with any LTIP Award that vests under this Section 3(b)(ii) shall be exercisable in full, and shall remain exercisable through the end of the second calendar year following the year in which termination occurs (or such longer post-termination exercise period as may be provided in the applicable award agreement).

(iii)    If the Termination Date occurs on or before December 31, 2023, then you will receive an amount equal to the sum of 12 months of Base Salary and the AEIP Target, less all applicable deductions and withholdings, which shall be paid in a single lump sum by wire transfer of immediately available funds to your bank account within thirty (30) days of your Termination Date. If the Termination Date occurs after December 31, 2023, then you will receive the standard severance package applicable at that time to similarly situated officers of the Company which currently includes 12 months of Base Salary.

(iv)    If the Termination Date occurs on or before December 31, 2023, then, in the event you elect to relocate back to your home in Sweden within six (6) months following such termination, the Company will pay directly, or will reimburse you, for (A) all reasonable expenses incurred in insuring, packing, storing, loading, shipping (and/or trucking) and moving all of the goods from your home in the Boston area to your home in Sweden, (B) one-way airplane tickets for you and your family to return to Sweden, and (C) any breakage fees, penalties or liability incurred in connection with breaking any lease on your home in the Boston area in connection with such relocation.

(c)    “Cause” shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information (as defined below); (5) your material breach of any material obligation under this Agreement or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time; provided, however, the Company or the Board may not terminate your employment for Cause unless (x) the Company or the Board has provided written notice to you of the existence of the circumstances providing grounds for Cause (the “Cause Notice”) within 30 calendar days of the date the Company or the Board first becomes aware of the existence of such circumstances, and (y) with respect to sub-paragraphs (1), (4), (5) or (6), you have been given at least 30 calendar days from the date on which the Cause Notice is provided to cure such circumstances (the “Cause Cure Period”), and the Company or the Board terminates your employment within 30 calendar days following your failure to cure such circumstances prior to the end of the Cause Cure Period. .
(d)    “Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation or New Hire Option when due; (2) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between you and the Company; or (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law); provided, however, you may not terminate your employment for Good Reason unless (x) you have provided written notice to the Company and the Board of the existence of the circumstances providing grounds for termination for Good Reason (the “Good Reason Notice”) within 30 calendar days of the date you first become aware of the existence of such circumstances, and (y) the Company and the Board have been given at least 30 calendar days from the date on which such Good Reason Notice is provided to cure such circumstances (the “Good Reason Cure Period”) and you terminate your employment within 30 calendar days following the Company’s or the Board’s failure to cure such circumstances prior to the end of the Good Reason Cure Period.

(e)    Notice of Termination. Any termination of employment hereunder by any party shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. The Notice of Termination shall specify:

(i)    The termination provision of this Agreement relied upon;

(ii)    To the extent applicable, a summary of the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and

(iii)	The applicable Termination Date.

(f)	Termination Date. Your “Termination Date” shall be

(i)    If the Company or the Board terminates your employment hereunder for Cause, the date the Notice of Termination is delivered to you;

(ii)    If the Company or the Board terminates your employment hereunder without Cause, the date specified in the Notice of Termination, which shall be 30 calendar days following the date on which the Notice of Termination is delivered; provided, however, the Company may provide you compensation in lieu of notice; and

(iii)    If you terminate your employment hereunder with or without Good Reason, the date specified in your Notice of Termination, which shall be 30 calendar days following the date on which the Notice of Termination is delivered; provided, however, the Company may provide you compensation in lieu of your notice.
(g)    Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which you incur a “separation from service” within the meaning of Section 409A.

4.	Non- Competition; Non- Solicitation.

(a)    By executing this Agreement, you acknowledge that your employment responsibilities provide you with the opportunity to be introduced to, become familiar with and learn information about the Company’s proprietary and confidential information that provides a competitive advantage to the Company, and that during your employment you will provide unique services to the Company. You further agree that given the nature of the Company’s businesses and current communications technology, you can provide services from virtually any geographic location. Therefore, you further agree that during your employment and for a period of 12 months after the termination of your employment with the Company (howsoever terminated), you will not, for or on behalf of yourself or any person or entity with which you may become associated in any manner, whether as a partner, owner, employee, agent, consultant or otherwise, enter into or accept an employment position, provide services to, consult with, or engage in any other business arrangement with an organization or person that competes with the Company.

(b)    You agree that during your employment, and for a period of 12 months after the termination of your employment with the Company (howsoever terminated), you will not, for or on behalf of yourself or any person or entity with which you may become associated in any manner, whether as a partner, owner, employee, agent, consultant or otherwise (i) directly or indirectly solicit, employ or retain, or have, cause, or assist any other person or entity to solicit, employ or retain any person who is employed by or providing services to the Company or who was employed by or provided services to the Company within the 12- month period immediately prior to the Termination Date; or (ii) otherwise induce or attempt to induce any individual to terminate or diminish employment or service with the Company, unless such individual was laid off or otherwise involuntarily terminated by the Company.

(c)    You represent and warrant to the Company and the Board that your execution and delivery of this Agreement and the performance hereunder will not be restricted by, or violate, any contract, arrangement, policy or understanding with any person, including any former employer. You further agree that you will not use any confidential information of any former employer in performing your duties to the Company.

5.Confidentiality. You acknowledge that you now have and will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers (“Confidential Information”) that constitutes a valuable asset of the Company and that is not available to the public. Confidential Information includes, but is not limited to, means any and all information or data, including, without limitation, trade secrets, know-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development, project procedures, client, supplier and employee lists and data and other personally identifiable information, disclosed by or on behalf of the Company in connection herewith that is confidential, proprietary or otherwise not publicly available, whether prepared or furnished by or on behalf of the Company, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), and regardless of whether such information is specifically marked as confidential or proprietary, and irrespective of whether such information is furnished before, on or after the Effective Date. The term “Confidential Information” shall be deemed to include any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memoranda, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by you or on your behalf or that contain, reflect or are derived from or based upon, in whole or in part, any information furnished to you. Confidential Information shall not include information that becomes part of the public domain through no breach of your obligations to the Company or any misconduct of a third party.

6.Permitted Conduct. Nothing in this Agreement shall prohibit or restrict you from lawfully (a) initiating communications directly with, cooperating with, providing information to,

causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to you individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

7.Injunctive Relief. You acknowledge and agree that if any provision of Sections 4 or 5 hereof are violated, the Company will immediately and irreparably be harmed, will not have an adequate remedy at law and will be entitled to seek immediate relief enjoining such violation or threatened violation (including, without limitation, temporary and permanent injunctions and/or a decree of specific performance) in any court or judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. Any such relief shall be in advance of and in aid of arbitration pursuant to Section 8, and without first having to initiate arbitration and/or empanel and arbitrator.

8.Arbitration.    Except with respect to any claim that seeks injunctive or other equitable relief in aid of arbitration pursuant to Section 7, claims that any party to this Agreement now has or in the future may have against any other party that are covered by the Company’s alternative dispute resolution process (“Solutions”), including, without limitation, contract claims, tort claims, claims for compensation, statutory employment claims, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law that is not excluded under Solutions, in each case directly or indirectly arising out of or related to this Agreement, your employment with the Company, the termination of your employment with the Company, or your performance of duties for the Company, are subject to and will be resolved by binding arbitration and not by a court or jury Each party hereby irrevocably consents and agrees to arbitrate any such covered claims through binding arbitration , and forever waives and gives up its right to have a judge or jury decide any covered claims.

9.	Miscellaneous.

(a)    Notice.    Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice): If to the Company: General Electric Company, Attention: Kevin Cox, Senior Vice President, Chief Human Resources Officer at 5 Necco St., Boston, MA 02210. If to you: Attention: Carolina Dybeck Happe at your most recent address on file with the Company.

(b)    Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and as of the Effective Date, supersedes all negotiations, proposals and agreements (whether written or oral) between them (or their respective affiliates or representatives) relating to the subject matter hereof, except as specifically provided herein. No agreements or representations (whether oral or otherwise, express or implied) that are not expressly set forth in, but that relate to the subject matter of, this Agreement have been made by either party. Any amendments to this Agreement must be in writing and signed by the Chief Executive Officer or his/her delegee.

(c)    Severability. If any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, it will be ineffective only to the extent of such invalidity, illegality or unenforceability, and will not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision contained herein. Each party will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) (or such portion thereof) with such valid, legal and enforceable provision(s), the economic effect of which on the respective parties is as close as possible to that of the invalid, illegal or unenforceable provision(s).

(d)    Governing Law.    This Agreement shall be construed and interpreted according to the laws of the State of New York.

(e)    Withholding. The Company may withhold from any amounts payable to you under this Agreement any amounts which are required to be withheld for federal, state or local taxes.
10.Section 409A. The Agreement shall be interpreted and operated to reflect the intent of the parties that all provisions of the Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Section 409A”). The Company shall not have any liability or obligation to you with respect to any taxes that may become payable by you pursuant to Section 409A. Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within 15 days after the end of the six-month period, or if earlier, upon your death. For all purposes under this Agreement, reference to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (as defined by Section 409A), and any right to installment payments under this Agreement shall be treated as a right to a series of separate payments. In the event that any payment under this Agreement may be paid in two calendar years, depending on the timing of execution of a Release, such payment shall be made in the later calendar year. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first written above.

General Electric Company

/s/ Kevin Cox
Name: Kevin Cox
Title: Chief Human Resources Officer

Carolina Dybeck Happe

/s/ Carolina Dybeck Happe

[Signature page to Happe Employment Agreement]

EXHIBIT A

This Release is given by Carolina Dybeck Happe (the “Employee”) to the General Electric Company (the “Company”) in connection with the termination of her employment pursuant to the terms of Employment Agreement dated as of November 24, 2019 (the “Employment Agreement”). In return for the consideration provided by the Company as set forth in the Separation Agreement, the Employee, her heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA)) that the Employee may have against the Company and the Releasees (as defined below), which arise from or relate to her employment and/or the termination of her employment from the Company. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Employee on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic or activity protected by law, violated any Company policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay her wages, penalties, damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Release does not waive any rights or claims that may arise after the date she executes this Release and does not modify or affect any vested benefits to which the Employee may be entitled under the terms of any Company plan. This Release does not prevent the Employee from participating in an investigation or proceeding of a governmental agency, including any state or federal fair employment practices agency and law enforcement authorities, but she is waiving all rights to monetary, injunctive or other personal relief that may result from that process; provided, however, that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that precludes such a waiver. The Employee also understands that this Release does not prohibit her from discussing her compensation with others; or reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

The Employee represents that she understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), are among the rights and claims against the Company that Employee is releasing, and that she understands that she is not releasing any rights or claims arising after the Effective Date of this Release. The Employee shall have seven (7) days from the date she signs this Release to revoke her consent to the waiver of his rights under the ADEA. To do so, Employee must submit a written revocation to the

Company’s Chief Human Resources Officer (CHRO). If the Employee revokes her consent to the waiver, all of the provisions of this Release shall be void and unenforceable and the Company will have no further obligations pursuant to the Employment Agreement. If Employee does not revoke her consent, this Release will take effect on the day after the end of the revocation period (the “Effective Date of this Release”).

Carolina Dybeck Happe

By:
Date:
SSO: